Exhibit 5.1
[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]
August 11, 2021
ZoomInfo Technologies Inc.
805 Broadway Street, Suite 900
Vancouver, Washington 98660

Ladies and Gentlemen:

We have acted as counsel to ZoomInfo Technologies Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-258408) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale of Class A Common Stock of the Company, par value $0.01 per share (“Common Stock”) issuable upon (i) exchange of common limited liability company interests (“OpCo Units”) of ZoomInfo Holdings LLC, a Delaware limited liability company (“OpCo”), or common limited liability company interests (“HoldCo Units”) of ZoomInfo Intermediate Holdings LLC, a Delaware limited liability company (“HoldCo”), in each case paired with shares of Class B Common Stock of the Company, par value $0.01 per share, or (ii) conversion of shares of Class C Common Stock of the Company, par value $0.01 per share (“Class C Common Stock”), as applicable. This opinion relates to the sale by certain selling stockholders of the Company (the “Selling Stockholders”) named in Schedule I to the Underwriting Agreement (as defined below) of an aggregate of 20,000,000 shares of Common Stock, par value $0.01 per share (the “Shares”) pursuant to an Underwriting Agreement, dated August 9, 2021 (the “Underwriting Agreement”), among the Company, the Selling Stockholders and the Underwriter named therein.
We have examined the Registration Statement; the prospectus dated August 3, 2021, as supplemented by the preliminary prospectus supplement dated August 9, 2021 relating to the Shares (the “Preliminary Prospectus Supplement”), filed by the Company pursuant to Rule

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424(b) of the rules and regulations of the Commission under the Securities Act and as supplemented by the prospectus supplement dated August 9, 2021 relating to the Shares (the “Prospectus Supplement”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; the Amended and Restated Certificate of Incorporation of the Company (the “Certificate”), the Fifth Amended and Restated Limited Liability Company Agreement of OpCo (as amended, the “OpCo Agreement”), dated as of June 3, 2020, among OpCo, the Company, HoldCo and the members party thereto, and the Amended and Restated Limited Liability Company Agreement of HoldCo (the “HoldCo Agreement”), dated as of June 3, 2020, among HoldCo, the Company and the members party thereto, each of which has been filed with the Commission and incorporated by reference in the Registration Statement; and the Underwriting Agreement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.
In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Shares are issued upon the exchange of OpCo Units in accordance with the OpCo Agreement, upon the exchange of HoldCo Units in accordance with the HoldCo Agreement, or upon the conversion of shares of Class C Common Stock in accordance with the Certificate, as applicable, the Shares will be validly issued, fully paid and nonassessable.

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We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company with the Commission on August 11, 2021 for incorporation into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Preliminary Prospectus Supplement and the Prospectus Supplement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP